EXHIBIT 99.1

Broadwind Announces Fourth Quarter and Full-Year 2022 Results, Introduces 2023 Financial Outlook

CICERO, Ill., March 09, 2023 (GLOBE NEWSWIRE) -- Broadwind, Inc. (Nasdaq: BWEN, “Broadwind” or the “Company”), a diversified precision manufacturer of specialized components and solutions serving global markets, today announced results for the fourth quarter and full-year 2022.

FOURTH QUARTER 2022 RESULTS
(As compared to the fourth quarter 2021)

  Total revenue of $40.1 million, +54.0% y/y
  Total gross profit of $2.6 million, +$1.6 million y/y
  Total non-GAAP adjusted EBITDA of $0.2 million, +$1.4 million y/y
  Total orders of $204.8 million, +$149.1 million y/y
  Total backlog of $297.2 million, +$190.8 million y/y
  Total cash and excess availability of $40.1 million, +$25.2 million y/y

FULL-YEAR 2022 RESULTS
(As compared to the full-year 2021)

  Total revenue of $176.8 million, +21.4% y/y
  Total gross profit of $10.7 million, +94.3% y/y
  Total non-GAAP adjusted EBITDA of $2.4 million, +$5.3 million y/y excluding the 2021 benefit of the Paycheck Protection Program (PPP) and the Employee Retention Credit (ERC)

FULL-YEAR 2023 FINANCIAL GUIDANCE

  Total revenue of between $200 million to $220 million
  Total non-GAAP adjusted EBITDA of between $14 million to $16 million

For the three months ended December 31, 2022, Broadwind reported total revenue of $40.1 million, an increase of 54.0% when compared to the prior year period. The Company reported a net loss of ($2.9) million, or ($0.14) per basic share in the fourth quarter 2022, compared to a net loss ($4.1) million, or ($0.21) per basic share, in the fourth quarter 2021. The Company reported adjusted EBITDA, a non-GAAP measure, of $0.2 million in the fourth quarter 2022, compared to ($1.2) million in the prior-year period.

Fourth quarter results benefited from a combination of broad-based demand growth and improved operating leverage, partially offset by lower-margin project activity that commenced during the fourth quarter 2022. Each of the Company’s reporting segments reported positive year-over-year growth in both revenue and non-GAAP adjusted EBITDA during the fourth quarter 2022. Total gross margin increased 270 basis points on a year-over-year basis to 6.4%, primarily driven by improved price discipline and improved sales mix. Total operating cash flow increased by $28.9 million versus the prior-year period to $26.9 million, due to significant deposits received from a major customer.

Fourth quarter orders increased nearly 270% versus the prior-year period, while total backlog at year-end 2022 reached a near-record $297.2 million, supported by improved demand conditions across the Company’s diverse end-markets.

As of December 31, 2022, Broadwind had total cash on hand and availability under the Company’s credit facility of $40.1 million, up from $14.8 million at the end of the third quarter 2022. The significant, sequential increase in available liquidity was the result of more favorable terms on customer orders with respect to deposits, which will better optimize the Company's working capital management moving forward.

BUSINESS UPDATE

Broadwind has continued to demonstrate strong operational excellence and commercial execution, consistent with a multi-year focus on building a market-leading precision manufacturing platform. Broadwind remains focused on organic growth within existing and adjacent markets; further revenue mix diversification beyond its core wind business; improved asset optimization; ratable growth in orders and backlog; and disciplined capital management to support the requirements of the business.

  New business development. During the last three years, Broadwind has pursued an aggressive development strategy designed to both increase its share-of-wallet with its existing customers, while expanding into complementary adjacent markets – and new customer relationships. In January 2023, the Company announced the receipt of approximately $175 million in new tower orders from a leading global wind turbine manufacturer. The transformational, two-year order, which was the primary driver of the sequential improvement in our year-end backlog, secures significant tower production capacity across Broadwind’s facilities in both 2023 and 2024.

  Revenue mix diversification. Since 2018, Broadwind has grown its non-wind precision manufacturing revenue by nearly 45% and expanded relationships with both new and existing customers. In the full year 2022, non-wind revenue increased by nearly 60% on a year-over-year basis to a record $91.6 million, supported by broad-based share gains across most end-markets. Included in non-wind revenue is $7 million generated from sales of Broadwind’s new line of proprietary pressure reducing systems (“PRS”).

  Drive asset optimization. As of December 31, 2022, Broadwind has secured approximately 50% of its optimal tower production capacity across its facilities in both 2023 and 2024. During 2023, the Company expects to further optimize plant utilization, resulting in improved economies of scale. Broadwind has deployed a lean operating approach across all divisions which includes continuous improvement efforts designed to improve throughput and asset optimization. The base load of orders in backlog allows the Company to focus these efforts on specific manufacturing processes offering the highest return on the resources invested.

  Consistent growth in order and backlog. Total orders increased by more than 130%, or $209 million, in the full year 2022 compared to 2021, supported by broad-based demand growth across new and existing customer accounts. Fourth quarter 2022 orders increased to $205 million, supported by strong order activity from within wind, mining, steel and other markets. Total backlog increased to $297 million at year-end 2022, versus $106 million at year-end 2021, representing the highest total year-end backlog since 2013.

  Capitalize on IRA tailwinds. The Inflation Reduction Act (“IRA”) passed into law in 2022 provides critical industries, including those supporting the energy transition, with tax credits designed to accelerate a generational shift in the energy production mix from fossil fuels toward renewable energy, including wind. Included within section 45x of the IRA is a provision for a new advanced manufacturing tax credit for which the recently announced $175 million tower order qualifies.

  Disciplined capital allocation. At year-end 2022, total cash and liquidity increased materially on both a sequential and year-over-year basis to $40.1 million, supported by growth in deposits on new customer orders. The Company’s ratio of net debt to trailing twelve-month non-GAAP adjusted EBITDA was 0.7x as of December 31, 2022. Broadwind remains well-capitalized to support the ongoing growth of its business.

MANAGEMENT COMMENTARY

“We continued to advance our commercial strategy during the fourth quarter and full-year 2022, resulting in strong, year-over-year revenue growth across our diverse end-markets,” stated Eric Blashford, President and CEO of Broadwind. “For most of last year, persistent supply chain disruptions and elevated raw materials costs impacted customer activity levels, particularly within the domestic, onshore wind market. Beginning in the fourth quarter 2022, freight activity began to normalize, raw materials prices showed signs of returning toward historical levels and customer demand across both wind and non-wind markets began to increase. Recent actions we’ve taken to improve asset optimization and reduce fixed overhead have taken hold, positioning us to drive profitable, above-market growth into a recovery.”

“In January 2023, we announced $175 million in new tower orders from a leading global wind turbine manufacturer,” continued Blashford. “On a standalone basis, this transformational two-year order secures approximately 50% of our optimal tower production capacity across Broadwind’s manufacturing facilities during the full-year 2023 and 2024. In addition to providing significant order book visibility over the next two years, we expect this order will provide significant economies of scale across our organization. Ordered tower sections will be produced at both our Abilene and Manitowoc facilities.”

“Our backlog sits at a near-record high entering the first quarter 2023,” continued Blashford. “While the fourth quarter 2022 included some lower-margin, legacy project work, margin capture on our current-year backlog will benefit from IRA-related tax credits. Assuming full utilization of our wind tower manufacturing facilities, we believe the IRA could provide up to ~$30 million in incremental annual gross profit in future years.”

“At year-end 2022, we had $40.1 million of available cash and liquidity, given recent actions taken to further optimize our working capital management,” continued Blashford. “In 2023, our capital allocation priorities will include further debt reduction; organic investment in new intellectual property; and opportunistic investments in complementary, immediately-accretive bolt-on acquisitions that expand our capabilities within energy transition markets. As of December 31, 2022, our net leverage was 0.7x, well within our target range of at or below 2.0x.”

“Today, we introduced financial guidance for the full-year 2023,” concluded Blashford. “Our risk-adjusted guidance reflects expectations for a gradual recovery in customer demand this year, improved efficiencies resulting from economies of scale, together with improved margin realization resulting from the IRA’s 45x tax credit, pending final guidance from the Internal Revenue Service.”

SEGMENT RESULTS

Heavy Fabrications Segment
Broadwind provides large, complex and precision fabrications to customers in a broad range of industrial markets. Key products include wind towers and industrial fabrications, including mining and material handling components and other frames/structures.

Heavy Fabrications segment sales increased by 61.2% to $23.7 million in the fourth quarter 2022, as compared to the prior-year period, primarily driven by a 22% increase in towers sections sold and a 73% increase in industrial fabrication product line revenue as a result of higher recent order intake from industrial customers and additional revenue recognized from our PRS units. The segment reported an operating loss of ($1.0) million in the fourth quarter of 2022, as compared to an operating loss of ($1.3) million in the prior year period.  Segment non-GAAP adjusted EBITDA was $0.3 million in the fourth quarter 2022, as compared to ($0.04) million in the prior-year period.

Gearing Segment
Broadwind provides custom gearboxes, loose gearing and heat treat services to a broad set of customers in diverse markets, including oil & gas production, surface and underground mining, wind energy, steel, material handling and other infrastructure markets.

Gearing segment sales increased by 41.5% to $11.7 million in the fourth quarter 2022, as compared to the prior year period, primarily driven by increased demand across the energy, industrial and steel end-markets. The segment reported operating income of $0.1 million in the fourth quarter 2022, compared to an operating loss of ($0.5) million in the prior year period. The segment reported non-GAAP adjusted EBITDA of $0.8 million in the fourth quarter 2022, versus $0.1 million in the fourth quarter 2021.

Industrial Solutions Segment
Broadwind provides supply chain solutions, light fabrication, inventory management, kitting and assembly services, primarily serving the combined cycle natural gas turbine market as well as other clean technology markets.

Industrial Solutions segment sales increased 53.2% to $4.7 million in the fourth quarter 2022, as compared to the prior year period, primarily driven by increased demand for natural gas turbine content. The segment reported operating income of $0.5 million in the fourth quarter 2022, compared to an operating loss of ($0.2) million in the prior year period. The segment reported non-GAAP adjusted EBITDA of $0.7 million in the fourth quarter 2022, versus ($0.04) million in the prior year period.

FINANCIAL GUIDANCE

The following financial guidance for the full year 2023 reflects the Company’s current expectations and beliefs. All guidance is current as of the time provided and is subject to change.

		Full Year 2023 Guidance
$ in millions	2022 Actual	2023 Low	2023 High

Revenue	$176.8	$200.0	$220.0

Non-GAAP Adjusted EBITDA	$2.4	$14.0	$16.0

FOURTH QUARTER 2022 CONFERENCE CALL

Broadwind will host a conference call today, March 9, 2023 at 11:00 A.M. ET to review its financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Company’s corporate website at https://investors.bwen.com/investors. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Live Teleconference:	1-877-407-9716

To listen to a replay of the teleconference, which will be available through March 16, 2023:

Teleconference Replay:	1-844-512-2921
Conference ID:	13735951

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

NON-GAAP FINANCIAL MEASURES

The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation and other stock payments, restructuring costs, impairment charges and other non-cash gains and losses) as supplemental information regarding the Company’s business performance. The Company’s management uses this supplemental information when it internally evaluates its performance, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, which allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

The Company’s forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following, many of which are, and will be, amplified by the COVID-19 pandemic: (i) the impact of global health concerns, including the impact of the current COVID-19 pandemic on the economies and financial markets and the demand for our products; (ii) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards as well as new or continuing tariffs on steel or other products imported into the United States; (iii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iv) the economic and operational stability of our significant customers and suppliers, including their respective supply chains, and the ability to source alternative suppliers as necessary, in light of the COVID-19 pandemic; (v) our ability to continue to grow our business organically and through acquisitions, and the impairment thereto by the impact of the COVID-19 pandemic; (vi) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (vii) information technology failures, network disruptions, cybersecurity attacks or breaches in data security, including with respect to any remote work arrangements implemented in response to the COVID-19 pandemic; (viii) the sufficiency of our liquidity and alternate sources of funding, if necessary; (ix) our ability to realize revenue from customer orders and backlog; (x) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (xi) the economy, including its stability in light of the COVID-19 pandemic, and the potential impact it may have on our business, including our customers; (xii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (xiii) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xiv) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers; (xv) the effects of the change of administrations in the U.S. federal government; (xvi) our ability to successfully integrate and operate acquired companies and to identify, negotiate and execute future acquisitions; (xvii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xviii) our ability to utilize various relief options enabled by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act); (xix) the limited trading market for our securities and the volatility of market price for our securities; and (xx) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption “Risk Factors” in Part I, Item 1A of our most recently filed Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash	$12,732	$852
Accounts receivable, net	17,018	13,802
Employee retention credit receivable	-	497
Contract assets	1,955	1,136
Inventories, net	44,262	33,377
Prepaid expenses and other current assets	3,291	2,661
Total current assets	79,258	52,325
LONG-TERM ASSETS:
Property and equipment, net	45,319	43,655
Operating lease right-of-use assets	16,396	18,029
Intangible assets, net	2,728	3,453
Other assets	839	585
TOTAL ASSETS	$144,540	$118,047

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and current portion of long-term debt	$1,170	$6,650
Current portion of finance lease obligations	2,008	2,060
Current portion of operating lease obligations	1,882	1,775
Accounts payable	26,255	16,462
Accrued liabilities	4,313	3,654
Customer deposits	34,550	12,082
Total current liabilities	70,178	42,683
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	7,141	177
Long-term finance lease obligations, net of current portion	4,226	2,481
Long-term operating lease obligations, net of current portion	16,696	18,405
Other	26	167
Total long-term liabilities	28,089	21,230
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 21,127,130 and 19,859,650 shares issued as of December 31, 2022 and December 31, 2021, respectively	21	20
Treasury stock, at cost, 273,937 shares as of December 31, 2022 and December 31, 2021, respectively	(1,842)	(1,842)
Additional paid-in capital	397,240	395,372
Accumulated deficit	(349,146)	(339,416)
Total stockholders' equity	46,273	54,134
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$144,540	$118,047

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Revenues	$40,060	$26,011	$176,759	$145,619
Cost of sales	37,504	25,054	166,049	140,108
Gross profit	2,556	957	10,710	5,511

OPERATING EXPENSES:
Selling, general and administrative	4,483	4,749	16,592	17,372
Intangible amortization	175	183	725	733
Total operating expenses	4,658	4,932	17,317	18,105
Operating loss	(2,102)	(3,975)	(6,607)	(12,594)

OTHER (EXPENSE) INCOME, net:
Paycheck Protection Program loan forgiveness	-	-	-	9,151
Interest expense, net	(863)	(313)	(3,218)	(1,129)
Other, net	113	122	130	7,444
Total other (expense) income, net	(750)	(191)	(3,088)	15,466

Net (loss) income before provision for income taxes	(2,852)	(4,166)	(9,695)	2,872
(Benefit) provision for income taxes	(1)	(76)	35	25
NET (LOSS) INCOME	$(2,851)	$(4,090)	$(9,730)	$2,847

NET (LOSS) INCOME PER COMMON SHARE - BASIC:
Net (loss) income	$(0.14)	$(0.21)	$(0.48)	$0.15

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	20,723	19,516	20,299	18,726

NET (LOSS) INCOME PER COMMON SHARE - DILUTED:
Net (loss) income	$(0.14)	$(0.21)	$(0.48)	$0.15

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	20,723	19,516	20,299	19,388

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Twelve Months Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(9,730)	$2,847
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization expense	6,060	6,336
Paycheck Protection Program loan forgiveness	-	(9,151)
Deferred income taxes	(13)	(2)
Change in fair value of interest rate swap agreements	(27)	23
Stock-based compensation	944	1,541
Allowance for doubtful accounts	(30)	(426)
Common stock issued under defined contribution 401(k) plan	1,244	1,193
Loss (gain) on disposal of assets	3	(33)
Changes in operating assets and liabilities:
Accounts receivable	(3,186)	1,961
Employee retention credit receivable	497	(497)
Contract assets	(820)	1,117
Inventories	(10,885)	(6,653)
Prepaid expenses and other current assets	(629)	133
Accounts payable	9,926	(1,736)
Accrued liabilities	686	(2,676)
Customer deposits	22,468	(6,737)
Other non-current assets and liabilities	135	(66)
Net cash provided by (used in) operating activities	16,643	(12,826)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,098)	(1,707)
Proceeds from disposals of property and equipment	-	33
Net cash used in investing activities	(3,098)	(1,674)
CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments on) proceeds from line of credit, net	(6,350)	5,105
Payments for deferred financing costs	(470)	-
Proceeds from long-term debt	8,113	817
Payments on long-term debt	(863)	(161)
Principal payments on finance leases	(1,776)	(1,672)
Shares withheld for taxes in connection with issuance of restricted stock	(549)	(1,423)
Proceeds from sale of common stock, net	230	9,314
Net cash (used in) provided by financing activities	(1,665)	11,980

NET INCREASE (DECREASE) IN CASH	11,880	(2,520)
CASH beginning of the period	852	3,372
CASH end of the period	$12,732	$852

Supplemental cash flow information:
Interest paid	$1,638	$741
Income taxes paid	$23	$102

Non-cash investing and financing activities:
Equipment additions via finance lease	$3,882	$2,757
Non-cash purchases of property and equipment	$134	$18

BROADWIND, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
ORDERS:
Heavy Fabrications	$184,075	$31,150	$294,097	$93,246
Gearing	15,071	16,757	53,597	46,081
Industrial Solutions	5,685	7,866	20,333	19,698
Total orders	$204,831	$55,773	$368,027	$159,025

REVENUES:
Heavy Fabrications	$23,720	$14,713	$117,206	$101,994
Gearing	11,697	8,268	42,588	28,583
Industrial Solutions	4,663	3,044	17,804	15,402
Corporate and Other	(20)	(14)	(839)	(360)
Total revenues	$40,060	$26,011	$176,759	$145,619

OPERATING PROFIT/(LOSS):
Heavy Fabrications	$(1,032)	$(1,341)	$(1,044)	$(3,214)
Gearing	116	(504)	43	(2,593)
Industrial Solutions	487	(217)	120	(386)
Corporate and Other	(1,673)	(1,913)	(5,726)	(6,401)
Total operating loss	$(2,102)	$(3,975)	$(6,607)	$(12,594)

BROADWIND, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (Loss) Income	$(2,851)	$(4,090)	$(9,730)	$2,847
Interest Expense	863	313	3,218	1,129
Income Tax Provision	(1)	(76)	35	25
Depreciation and Amortization	1,478	1,577	6,060	6,336
Share-based Compensation and Other Stock Payments	695	1,067	2,861	2,872
Adjusted EBITDA (Non-GAAP)	$184	$(1,209)	$2,444	$13,209

Heavy Fabrications Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (Loss) Income	$(926)	$367	$(1,935)	$6,996
Interest Expense	338	149	1,585	530
Income Tax (Benefit) Provision	(330)	(1,742)	(579)	382
Depreciation	852	941	3,446	3,844
Share-based Compensation and Other Stock Payments	331	244	1,028	975
Adjusted EBITDA (Non-GAAP)	$265	$(41)	$3,545	$12,727

Gearing Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net Income (Loss)	$(5)	$(554)	$(190)	$1,280
Interest Expense	117	30	249	62
Income Tax Provision	4	20	7	30
Depreciation and Amortization	471	472	1,978	1,855
Share-based Compensation and Other Stock Payments	192	173	589	531
Adjusted EBITDA (Non-GAAP)	$779	$141	$2,633	$3,758

Industrial Solutions Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (Loss) Income	$410	$(196)	$(130)	$488
Interest Expense	74	13	221	56
Income Tax Provision	1	(34)	22	21
Depreciation and Amortization	98	110	397	425
Share-based Compensation and Other Stock Payments	112	64	295	211
Adjusted EBITDA (Non-GAAP)	$695	$(43)	$805	$1,201

Corporate and Other	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net Loss	$(2,330)	$(3,707)	$(7,475)	$(5,917)
Interest Expense	334	121	1,163	481
Income Tax Provision (Benefit)	324	1,680	585	(408)
Depreciation and Amortization	57	54	239	212
Share-based Compensation and Other Stock Payments	60	586	949	1,155
Adjusted EBITDA (Non-GAAP)	$(1,555)	$(1,266)	$(4,539)	$(4,477)

IR CONTACT

Noel Ryan, IRC
investor@bwen.com